As filed with the Securities and Exchange Commission on March 7, 2024

Registration No. 333-275053

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Ambrx Biopharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	93-2892120
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

10975 North Torrey Pines Road La Jolla, California 92037	92037
(Address of principal executive offices)	(Zip code)

Sonja Nelson

Chief Financial Officer

Ambrx Biopharma, Inc.

10975 North Torrey Pines Road

La Jolla, California 92037

(858)-875-2400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert I. Townsend, III

Ting S. Chen

Jin-Kyu Baek

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019

(212) 474-1000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective on filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☒

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to Registration Statement No. 333-275053 on Form S-3 (the “Registration Statement”), filed by Ambrx Biopharma, Inc., a Delaware corporation (the “Company”), with the U.S. Securities and Exchange Commission on October 17, 2023, pertaining to the registration of up to $300 million in aggregate offering price of Company securities, consisting of: (i) an indeterminate number of shares of common stock, par value $0.0001 per share, of the Company (“Common Stock”); (ii) an indeterminate number of shares of preferred stock, par value $0.0001 per share, of the Company (“Preferred Stock”), (iii) an indeterminate number of depositary shares, representing fractional shares of Preferred Stock; (iv) an indeterminate number of warrants to purchase shares of Common Stock or Preferred Stock; (v) an indeterminate number of subscription rights to purchase shares of Common Stock or Preferred Stock; and (vi) an indeterminate number of units comprised of two or more of the securities described above, in any combination.

This Post-Effective Amendment is being filed in connection with the closing on March 7, 2024 of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of January 5, 2024 (the “Merger Agreement”), by and among Johnson & Johnson, a New Jersey corporation (“Parent”), Charm Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company. On March 7, 2024, pursuant to the Merger Agreement, Merger Sub was merged with and into the Company (the “Merger”), with the Company surviving the Merger and continuing as a wholly owned subsidiary of Parent.

As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended (the “Securities Act”), including the Registration Statement. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all such securities of the Company registered pursuant to the Registration Statement that remain unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of La Jolla, State of California, on March 7, 2024. No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act.

AMBRX BIOPHARMA, INC.

By:	/s/ Sonja Nelson
Name:	Sonja Nelson
Title:	Chief Financial Officer